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Exhibit 21.1

Subsidiaries of the Company

        BGH Holdings, Inc., a Delaware corporation

        Bloch & Guggenheimer, Inc., a Delaware corporation

        Heritage Acquisition Corp., a Delaware corporation

        Les Produits Alimentaires Jacques et Fils, Inc., a Quebec company

        Maple Grove Farms of Vermont, Inc., a Vermont corporation

        Ortega Holdings Inc., a Delaware corporation

        Polaner, Inc., a Delaware corporation

        Trappey's Fine Foods, Inc., a Delaware corporation

        William Underwood Company, a Massachusetts business trust

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  Exhibit 21.1
Subsidiaries of the Company